Exhibit 99.1

Press Release #201301	FOR IMMEDIATE RELEASE	February 28, 2013

Enertopia Announces Drilling permits submitted at Mildred Peak, Arizona

Vancouver, BC—Enertopia Corporation (ENRT-OTCBB) (TOP-CNSX) (the "Company" or "Enertopia") announces that the Vendor has applied for diamond drilling permits for up to a six hole program.

The Mildred Peak property is located approximately 65 miles south west of Tucson, Arizona in the general area of the State known to host porphyry copper deposits. There are two separate areas: This first drill program of the 2013 exploration season will take place on the lands upon which the Company has a ROFR (Right Of First Refusal; the “ROFR Lands”) covering about 1,260 acres, north and adjacent to Enertopia’s 100% optioned lands which cover an additional 7,148 acres.

The property vendor Altar Resources has submitted the drilling permits for the ROFR Lands with the objective of outlining a shallow gold / silver resource. It is anticipated that up to 6 holes with a total planned footage of 1,800 feet of diamond drilling will test an area that is immediately NW of the historic Gold Bullion mine and within 200 yards of Enertopia’s 100% option lands. This program will test for the expansion of the gold silver mineralization south west of last year’s drill program and test for the high grade Gold Bullion vein at depth.

In addition, Enertopia has been reviewing and processing the historical data on the company’s 100% optioned lands at Mildred Peak. During this process the company has come across historic core drilling and sampling results not previously reported. The exact location of these drill and chip sample results on the company’s 100% optioned lands has not been verified, and as a result cannot be reported at this time. The company is planning to move historic diamond drill core to a larger facility to review the core data base and resample core to verify the locations of the above drill results and to submit un-assayed historic core where applicable for assay.

Historic work at Mildred Peak goes back to the late 1800’s. The property has multiple historic exploration pits where high grade gold and silver were mined in the past. The Jupiter and Gold Bullion mines on the ROFR lands were the two main producing mines with limited production of high grade gold-silver material. Historic work had focused on sourcing additional high grade deposits.

Enertopia believes there are near term opportunities to potentially identify ounces in the ground from several large areas of near-surface, bulk tonnage gold and silver style mineralization. Mineralization varies from the north east areas where gold, copper and silver is associated with pervasive siliceous alteration in felsic conglomerates and argillites to the south west areas where mineralization is mainly copper and silver associated with iron and manganese oxides in argillites and felsic volcanics.

“We look forward to informing the market place about the exploration opportunities of our Exploration projects and our first showcase this year will be at PDAC from March 3-6 where shareholders and investors are invited to visit Enertopia at booth number 2813,” said Robert McAllister, President.

Donald Findlay, MSc. Geo., a Qualified Person under the meaning of Canadian National Instrument 43-101, is responsible for the technical content of this press release.

About Enertopia

Enertopia’s (www.enertopia.com) shares are quoted in the USA with symbol ENRT and in Canada with symbol TOP. For additional information, please visit www.enertopia.com or call Robert McAllister, President, Enertopia Corporation at 1.250.765.6422

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding potential reserves, exploration results, development or production programs, capital and operating expenditures, future revenue estimates, ability to produce or concentrate, availability of future financing and future plans and objectives of Enertopia Corporation. Actual results relating to, among other things, reserves, results of exploration, capital costs, corporate finance, and production costs could differ materially from those currently anticipated in such statements. Some but not all of the factors affecting forward-looking statements include: the speculative nature of mining exploration, production and development activities; changes in reserve estimates; the productivity of Enertopia's proposed properties; changes in the operating costs; changes in economic conditions and conditions in the resource, foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates; technological, and mechanical and operational difficulties encountered in connection with Enertopia’s exploration and development activities. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. The Company's evaluation of alternative energy projects in the heat recovery, solar thermal, solar PV and water purification; and of resource projects provides no assurance that any particular project will have any material effect on the Company. There is no assurance that the Company will make all the required payments of cash and/or stock in future years that are required to hold and acquire the Mildred Peak interest.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.